Exhibit 99.1
News Release

Contact:
Investors	Media
Kris Dickson	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
October 22, 2012
SunTrust Reports Third Quarter 2012 Results
Results Driven by Favorable Trends in Core Performance and Previously Announced Actions to Improve Risk Profile and Strengthen Balance Sheet
ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today reported net income available to common shareholders of $1.1 billion, or $1.98 per average common diluted share, for the third quarter of 2012. Third quarter results include the impact of previously announced actions to improve the Company's risk profile and strengthen its balance sheet. Including these transactions, which are outlined below, earnings per average common diluted share increased $1.48 from the second quarter of 2012 and $1.59 from the third quarter of 2011. For the first nine months of 2012, SunTrust earned $2.94 per share compared to $0.81 per share earned in the same period last year.

Third Quarter Impact of Previously Announced Actions to Improve Risk Profile and Strengthen the Balance Sheet

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The acceleration of the termination of agreements regarding shares owned in The Coca-Cola Company (“KO”) resulted in a pre-tax securities gain of $1.9 billion. In addition, SunTrust donated one million shares of KO, valued at $38 million, to the SunTrust Foundation which increased noninterest expense.

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The mortgage repurchase provision of $371 million increased the mortgage repurchase reserve to a level that is expected to cover the estimated losses on loans sold to Government Sponsored Enterprises (“GSEs”) prior to 2009 and negatively affected noninterest income.

•	The sale of $0.5 billion of nonperforming mortgage and commercial real estate loans increased charge-offs and the loan loss provision by $172 million.

•	The movement of $1.4 billion of delinquent and current student loans and $0.5 billion of delinquent Ginnie Mae loans to loans held for sale decreased noninterest income by $92 million.

•	Additionally, valuation losses related to the planned sale of $0.2 billion of affordable housing investments resulted in a $96 million increase in noninterest expense.

•	Collectively, these actions contributed $753 million to net income available to common shareholders, or $1.40 per average common share, in the third quarter.

“This quarter's actions more favorably position the Company for the future. In addition, we demonstrated another quarter of improved core performance,” said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc. “As we manage through the challenging revenue environment, we remain intensely focused on deepening client relationships and improving efficiency.” Mr. Rogers noted that favorable core performance trends include strong mortgage production income, continued commercial and industrial loan growth, solid noninterest bearing deposit account gains, and a marked decrease in nonperforming loans.

Third Quarter 2012 Financial Highlights
Income Statement

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The aforementioned actions to reduce risk and strengthen the balance sheet, in addition to continued improvement in core business fundamentals, drove net income to common shareholders of $1.1 billion, or $1.98 per average common diluted share.

•	Revenue increased $1.6 billion from the prior quarter and the third quarter of last year.

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Noninterest income increased $1.6 billion from the prior quarter and the third quarter of last year, primarily driven by the aforementioned actions to improve the risk profile and strengthen the balance sheet. Core noninterest income growth was driven by higher mortgage production and investment banking income.

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Net interest income decreased $5 million, or 0.4%, from the prior quarter primarily due to the lost dividend income from the KO transaction. Net interest margin declined one basis point, primarily due to the lower dividend income and loan yields, offset by lower deposit rates paid and the redemption of higher cost trust preferred securities. Net interest income increased $8 million, or 1%, from the third quarter of last year due to higher average loan balances and favorable deposit trends.

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Noninterest expense increased $180 million from the prior quarter and $166 million from the third quarter of last year primarily due to the loss related to the expected sale of affordable housing investments and the charitable contribution to the SunTrust Foundation.

Balance Sheet

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Average performing loans increased $0.9 billion over the prior quarter and $9.5 billion over the third quarter of last year as targeted loan growth, particularly commercial and industrial loans, more than offset declines in certain real estate-related loan portfolios.

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Average client deposits declined $0.5 billion, or 0.4%, from the prior quarter, while the favorable shift in the deposit mix toward lower cost accounts continued with a $1.2 billion, or 3%, increase in demand deposits. Average client deposits were up $2.4 billion over the same quarter last year.

Capital

•	Estimated capital ratios continue to be well above current regulatory requirements. The Tier 1 common equity ratio increased to an estimated 9.80%, up from 9.40% at the end of the prior quarter.
Asset Quality

•	The overall risk profile of the balance sheet improved due to the disposition of nonperforming and delinquent loans.

•	Nonperforming loans declined 30% sequentially and were 1.42% of total loans as of quarter end compared to 2.76% a year ago.

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Provision for credit losses increased $150 million and $103 million compared to the prior quarter and third quarter of 2011, respectively. Increases in both periods were a result of incremental charge-offs related to the sale of nonperforming loans and a credit policy change regarding junior lien loans during the third quarter.

Income Statement (presented on a fully taxable-equivalent basis)	3Q 2011	2Q 2012	3Q 2012
(Dollars in millions, except per share data)
Net income	$215	$275	$1,077
Net income available to common shareholders	211	270	1,066
Earnings per average common diluted share	0.39	0.50	1.98
Total revenue	2,196	2,246	3,843
Total revenue, excluding net securities gains/losses	2,194	2,232	1,902
Net interest income	1,293	1,306	1,301
Provision for credit losses	347	300	450
Noninterest income	903	940	2,542
Noninterest expense	1,560	1,546	1,726
Net interest margin	3.49%	3.39%	3.38%

Balance Sheet
(Dollars in billions)
Average loans	$115.6	$123.4	$124.1
Average consumer and commercial deposits	123.0	125.9	125.4

Capital
Tier 1 capital ratio(1)	11.10%	10.15%	10.60%
Tier 1 common equity ratio(1)	9.31%	9.40%	9.80%
Total average shareholders’ equity to total average assets	11.62%	11.51%	11.76%

Asset Quality
Net charge-offs to average loans (annualized)	1.69%	1.14%	1.64%
Allowance for loan losses to period end loans	2.22%	1.85%	1.84%
Nonperforming loans to total loans	2.76%	1.97%	1.42%
 (1) Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of the date of this news release.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $3.8 billion for the third quarter of 2012, an increase of $1.6 billion from both the prior quarter and the third quarter of 2011. Net gains from the sales of securities were $1.9 billion for the third quarter of 2012, substantially all from the sale of KO shares, compared to $14 million for the second quarter of 2012 and $2 million for the third quarter of 2011. Excluding net securities gains, total revenue declined $330 million and $292 million compared to the second quarter of 2012 and third quarter of 2011, respectively. The decline was primarily related to the actions taken in the third quarter of 2012, which included a higher provision for mortgage repurchases and losses related to the transfer to held for sale of student and mortgage loans.
For the nine months ended September 30, 2012, total revenue, excluding securities gains and losses, was $6.3 billion, down $121 million compared to the first nine months of 2011. The decline was driven by the same factors described in the quarterly comparison, as well as a decline in card fees of $126 million.
Net Interest Income
For the third quarter of 2012, net interest income was $1,301 million compared to $1,306 million for the prior quarter and $1,293 million for the third quarter of 2011. The slight decline from the second quarter of 2012 was largely driven by the $15 million of foregone dividend income as a result of the sale of the KO shares, partially offset by one additional day and reduced funding costs in the current quarter. The 1% increase in net interest income compared to the third quarter of 2011 was due to higher average loan balances and the favorable shift in deposit mix.

Net interest margin for the third quarter of 2012 was 3.38%, a decline of 1 basis point from the second quarter of 2012 and a decline of 11 basis points from the third quarter of 2011. On a sequential quarter basis, the decline was primarily driven by the aforementioned decline in KO dividend income and lower loan yields resulting in a 13 basis point decline in earning asset yields. This decline was largely offset by a 14 basis point reduction in interest-bearing liabilities, due to lower deposit rates and the benefit from redeeming $1.2 billion of higher cost trust preferred securities early in the third quarter. Compared to the third quarter of 2011, the net interest margin decline was primarily due to a 42 basis point decline in loan yields, the result of the continued low interest rate environment, and a decline in commercial loan-related swap income. This was partially offset by a 33 basis point decline in rates paid on interest-bearing liabilities due to lower rates paid on deposits, primarily due to the shift towards lower-cost accounts, lower long-term debt rates, and a reduction in long-term debt.
For the nine months ended September 30, 2012, net interest income was $3,949 million compared to $3,855 million in 2011, an increase of $94 million, or 2%. Net interest margin was 3.42% in 2012 compared to 3.52% in 2011. The primary drivers of the increase in net interest income were growth in average earning assets and a favorable shift in the deposit mix, partially offset by lower yields on earning assets. The decline in net interest margin was due to lower yields on average earning assets.
Noninterest Income
Total noninterest income was $2,542 million for the third quarter of 2012 compared to $940 million for the second quarter of 2012 and $903 million for the third quarter of 2011. The $1.6 billion increases from both the prior quarter and prior year quarter were primarily driven by $1.9 billion in securities gains, partially offset by a higher mortgage repurchase provision and losses related to the transfer to held for sale of certain student and mortgage loans.
Mortgage production income for the third quarter of 2012 was a loss of $64 million compared to income of $103 million for the second quarter of 2012 and income of $54 million for the third quarter of 2011. The $167 million sequential quarter decrease was driven by a $216 million increase in the mortgage repurchase provision. Excluding the third quarter and second quarter 2012 mortgage repurchase provisions of $371 million and $155 million, respectively, mortgage production income increased sequentially by $49 million, driven by strong mortgage production volume and improved margins. As of September 30, 2012, the reserve for mortgage repurchases totaled $694 million, an increase of $260 million from the prior quarter. The increase was recorded as a result of recent information received from the GSEs, as well as the Company's recent experience related to full file requests and repurchase demands, which enhanced its ability to estimate losses attributable to the remaining expected demands from defaulted or currently delinquent loans sold to the GSEs prior to 2009. These vintage loans have comprised the vast majority of mortgage repurchase losses to date; as such, future mortgage repurchase provisions are expected to decline substantially from levels experienced in recent quarters. Compared to the third quarter of 2011, mortgage production income declined $118 million, due to the $254 million increase in the mortgage repurchase provision, partially offset by higher loan production and increased margins.
Mortgage servicing income was $64 million for the third quarter of 2012 compared to $70 million for the prior quarter and $58 million for the third quarter of 2011. The $6 million sequential quarter decline was due to lower servicing fee income. The $6 million increase from the third quarter of 2011 was due to better hedge performance, partially offset by a decline in servicing fee income, as the mortgage servicing portfolio declined to $150 billion at the end of the third quarter of 2012 compared to $161 billion at September 30, 2011.
Other noninterest income for the third quarter of 2012 was a loss of $31 million versus income of $53 million in both the prior quarter and the third quarter of 2011. The $84 million declines from the previous quarters were attributable to the aforementioned $92 million loss recognized in the current quarter upon moving certain student and mortgage loans to loans held for sale.
Card fees were $55 million for the third quarter of 2012 compared to $66 million for the prior quarter and $104 million for the third quarter of 2011. The $11 million sequential quarter decrease was due to the reclassification of credit card rewards costs; these costs were previously recorded as a noninterest expense, but beginning in the third quarter of 2012 they are reflected as a contra-revenue item within card fees. The $49 million, or 47%, decline from the prior year quarter was primarily the result of regulations on debit card interchange fees that became effective at the beginning of the fourth quarter of 2011, as well as the aforementioned reclassification of rewards costs.

Investment banking income was $83 million for the third quarter of 2012 compared to $75 million for the prior quarter and $68 million for the third quarter of 2011. The sequential quarter increase was due to higher syndicated finance fees. The increase relative to the third quarter of 2011 was primarily attributable to higher syndicated finance and bond origination fee income.
Trading income was $19 million for the third quarter of 2012 compared to $70 million for the prior quarter and $66 million for the third quarter of 2011. The $51 million sequential quarter decrease was primarily attributable to a $45 million increase in mark-to-market losses on the Company's fair value debt and index-linked CDs during the current quarter as credit spreads improved. The $47 million decline in trading income compared to the third quarter of 2011 was largely driven by the increase in mark-to-market losses on the Company's fair value debt and index-linked CDs compared to gains in 2011, partially offset by higher core trading income and a decline in losses related to previously securitized loans.
For the nine months ended September 30, 2012, noninterest income was $4.4 billion compared to $2.7 billion in the same period in 2011. The $1.7 billion, or 62%, increase was primarily driven by higher securities gains partially offset by lower card fees and losses from the transfer to held for sale of student and mortgage loans described above.
Noninterest Expense
Noninterest expense was $1,726 million for the third quarter of 2012 compared to $1,546 million for the second quarter of 2012 and $1,560 million for the third quarter of 2011. The sequential quarter increase of $180 million was primarily due to the $96 million loss related to the expected sale of affordable housing investments, the $38 million charitable contribution of the KO shares to the SunTrust Foundation, and $29 million in severance expense. Compared to the third quarter of 2011, the $166 million increase was due to the aforementioned third quarter of 2012 items and higher personnel expenses, partially offset by declines in FDIC assessment premiums. During the third quarter of 2012, the Company eliminated additional expenses through its Playbook for Profitable Growth ("PPG") program; the total annualized PPG savings now exceed the $300 million goal for the program.
Employee compensation and benefits expense increased $18 million from the prior quarter, primarily attributable to the accelerated vesting of deferred compensation associated with organizational changes, as well as higher contract labor costs. The $30 million, or 4%, increase in employee compensation and benefits expense compared to the third quarter of 2011 was also due to the same factors discussed above, as well as higher incentive compensation from improved business performance. As of September 30, 2012, the Company's total full-time equivalent employees were 28,000, which was 324 employees lower than the prior quarter and 1,483 employees lower than the same quarter last year.
Other noninterest expense was $402 million in the current quarter, an increase of $117 million from the second quarter of 2012 and $93 million from the third quarter of last year. The increases from the prior periods were primarily due to specific third quarter 2012 actions, including the $96 million loss related to the affordable housing investments, $29 million in severance expense, and $17 million in real estate charges as the Company reassessed some of its corporate real estate leases and holdings. This was partially offset by the reclassification of credit card rewards costs. Additionally, credit-related expenses, which are comprised of other real estate expenses and credit and collection costs, also declined. Such expenses fell $18 million and $38 million compared to the second quarter of 2012 and the third quarter of 2011, respectively, primarily due to a decline in losses recognized on OREO.
FDIC premiums and regulatory assessments increased $7 million on a sequential quarter basis and declined $13 million compared to the third quarter of 2011 due to fluctuations in the Company's assessment rate. Outside processing and software declined $9 million on a sequential quarter basis due to a decline in transaction processing expenses and lower software amortization. Amortization of intangible assets increased $6 million from both the prior quarter and prior year due to the recognition of goodwill impairment associated with a wealth management business. Losses on debt extinguishment declined by $11 million sequentially, due to the $13 million second quarter 2012 charge related to the redemption of higher cost trust preferred securities.
For the nine months ended September 30, 2012, noninterest expense was $4,813 million compared to $4,567 million in 2011. The $246 million, or 5%, increase was primarily due to the third quarter 2012 actions as described in the quarterly comparisons above. Additionally, higher employee compensation, outside processing and software, and operating losses were partially offset by declines in OREO expenses and FDIC insurance premiums and regulatory assessments.
Income Taxes
For the third quarter of 2012, the Company recorded an income tax provision of $551 million compared to $91 million for the second quarter of 2012 and $45 million in the third quarter of 2011. The effective tax rate was 34% for the third quarter of 2012 compared to 25% for the second quarter of 2012 and 17% for the third quarter of 2011. The increase in the effective tax rate for the third quarter of 2012 was primarily due to higher pre-tax earnings.

U.S. Treasury Preferred Dividends
The Company formerly paid dividends to the U.S. Treasury on its $4.85 billion of TARP preferred securities through the first quarter of 2011. The Company redeemed these shares at the end of the first quarter of 2011 and, therefore, did not pay such dividends during 2012 or the last three quarters of 2011. The nine months ended September 30, 2011 included $66 million of preferred dividends paid to the U.S. Treasury and a $74 million, or $0.14 per common share, non-cash charge related to the unamortized discount that was recognized upon the redemption of the TARP preferred shares.
Balance Sheet
As of September 30, 2012, the Company had total assets of $173.2 billion and shareholders’ equity of $20.4 billion, representing 12% of total assets. Both book value and tangible book value per common share remained relatively stable to the prior quarter and were $37.35 and $25.72, respectively, as of September 30, 2012.
Loans
Average loans for the third quarter of 2012 were $124.1 billion compared to average loans of $123.4 billion and $115.6 billion during the second quarter of 2012 and third quarter of 2011, respectively. On a sequential quarter basis, the $0.7 billion, or 1%, growth was concentrated in commercial and industrial loans, which increased $1.1 billion, and consumer indirect loans, which increased $0.3 billion. Partially offsetting the growth were decreases of $0.4 billion in government-guaranteed mortgage loans, primarily due to the sale of approximately $0.5 billion of such loans during the second quarter, $0.2 billion in home equity loans, and $0.2 billion in nonaccrual loans.
Average loans increased $8.4 billion, or 7%, over the third quarter of 2011. Growth was primarily driven by commercial and industrial, which increased $5.7 billion, or 12%, as well as government-guaranteed student and residential mortgage loans, up a combined $3.5 billion. Additionally, high credit-quality nonguaranteed residential loans and indirect loans increased by $1.0 billion and $0.8 billion, respectively. Partially offsetting these areas of loan growth were declines in certain real estate-related loan categories that were actively managed down. The reduction in certain real estate-related loans, together with an increase in government-guaranteed loans, has resulted in an improvement in the risk profile of the loan portfolio compared to a year ago.
Loan balances at quarter end for the third quarter of 2012 were $121.8 billion, as compared to $124.6 billion in the prior quarter and $117.5 billion last year. The sequential quarter decline of $2.7 billion was attributable to the aforementioned sales, or transfers to loans held for sale, during the third quarter of 2012 of:

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$1.4 billion of guaranteed student loans, which were a combination of current and delinquent loans. These loans were included in loans held for sale at quarter end, but $1.0 billion have since been sold, and the remainder is expected to be sold in the fourth quarter.

•	$0.5 billion of delinquent guaranteed mortgage loans. These loans were included in held for sale at quarter end, and the sale is expected to be completed during the fourth quarter.

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$0.5 billion of nonperforming mortgage and CRE loans. Most of the $447 million of nonperforming mortgage sales were completed during the third quarter, and the residual portion is expected to be completed in the fourth quarter. Approximately half of the $97 million in nonperforming CRE loans were sold during the quarter, and the remainder is expected to be sold during the fourth quarter.

These declines were partially offset by growth in commercial and industrial loans and consumer direct and indirect loans. The $4.3 billion of period end loan growth as compared to the prior year was attributable to the same factors as noted in the average balance comparisons above.

Securities Available for Sale
As of September 30, 2012, the Company's securities available for sale portfolio was $21.5 billion, down $2.9 billion, or 12%, from June 30, 2012 and $6.0 billion, or 22%, from September 30, 2011. The sequential quarter decline was primarily related to the sale of the KO shares in September. Additionally, the Company's holdings of mortgage backed securities declined during the quarter as a result of the repayment of principal. The decline from September 30, 2011 was for the same reasons noted above along with the repositioning of the investment portfolio, which included selling certain low coupon agency mortgage-backed securities. The yield on the securities portfolio declined 38 basis points sequentially, from 3.16% in the prior quarter to 2.78% in the third quarter of 2012; approximately 30 basis points of the decline was due to the forgone dividend income associated with the KO transaction.
Deposits
Average consumer and commercial deposits for the third quarter of 2012 were $125.4 billion compared to $125.9 billion and $123.0 billion for the second quarter of 2012 and third quarter of 2011, respectively. The favorable shift in the deposit mix toward lower cost accounts continued during the quarter, with a $1.2 billion, or 3%, increase in demand deposits. However, this was offset by a $1.2 billion, or 7%, decline in time deposits and a $433 million, or 1%, decline in money market accounts.
Compared to the third quarter of 2011, average consumer and commercial deposits increased $2.4 billion, or 2%. Average demand deposits increased $5.9 billion, or 19%, interest bearing transaction accounts increased $0.8 billion, or 3%, and savings accounts increased $0.6 billion, or 12%. Time deposits declined $3.4 billion, or 17%, and money market accounts declined $1.6 billion, or 4%.
Capital and Liquidity
The Company’s estimated capital ratios are well above current regulatory requirements with Tier 1 capital and Tier 1 common ratios increasing to an estimated 10.60% and 9.80%, respectively. The ratios of total average equity to total average assets and tangible equity to tangible assets were 11.76% and 8.48%, respectively, as of September 30, 2012. The Company continues to have substantial available liquidity provided in the form of its client deposit base and other available funding resources, as well as its portfolio of cash and high-quality government-backed securities.
Asset Quality
Asset quality continued to improve during the quarter, with declines in nonperforming loans and nonperforming assets. Nonperforming loans totaled $1.7 billion as of September 30, 2012, down $727 million, or 30%, relative to the prior quarter. The primary driver of the decline in nonperforming loans was the sale of certain mortgage and commercial real estate loans. Specifically, the Company transferred $544 million of nonperforming loans to held for sale during the third quarter. The majority of the loans were sold during the quarter, and as of September 30, 2012, $40 million of nonperforming loans remain classified as held for sale. Partially offsetting this decline in nonperforming loans was an $81 million increase in nonperforming junior lien loans that were current but subordinate to a first lien loan that was seriously delinquent. The decision to transfer these current junior liens to nonperforming loans was driven by regulatory guidance issued during 2012.
Compared to September 30, 2011, nonperforming loans declined $1.5 billion, or 47%, with declines across all loan categories, most significantly in commercial real estate and residential loans. At the end of the third quarter of 2012, the percentage of nonperforming loans to total loans was 1.42%, down from 1.97% and 2.76% at the end of the second quarter of 2012 and third quarter of 2011, respectively. Other real estate owned totaled $304 million at the end of the current quarter, down 8% on a sequential quarter basis and down 40% since September 30, 2011.

Net charge-offs were $511 million in the current quarter compared to $350 million for the prior quarter and $492 million for the third quarter of 2011. The sequential quarter increase of $161 million was largely driven by $172 million in charge-offs associated with the aforementioned sales of nonperforming loans. Additionally, during the third quarter the Company elected to revise its credit policy related to the timing of recognizing charge-offs on junior lien loans. The Company previously charged-off junior lien loans at 180 days past due. However, with the newly implemented credit policy change, the Company is recognizing the charge-off at 120 days past due, as its analysis indicated that when junior lien loans become 120 days past due the vast majority ultimately experience a charge-off. The change in credit policy resulted in $65 million of incremental charge-offs. Excluding the impacts from the nonperforming loan sales and the junior lien credit policy change, current quarter net charge-offs were $274 million, a decline of $76 million from the prior quarter, driven by lower losses across several loan categories, as well as a $27 million increase in recoveries from the prior quarter. The ratio of annualized net charge-offs to total average loans was 1.64% for the current quarter, with the charge-offs resulting from the sales of nonperforming loans and the credit policy change adding 76 basis points to the ratio. The provision for credit losses was $450 million, an increase of $150 million and $103 million from the prior quarter and the third quarter of 2011, respectively. The increase was primarily driven by incremental charge-offs associated with the sales of nonperforming loans and the junior lien credit policy change.
As of September 30, 2012, the allowance for loan losses was $2.2 billion and represented 1.84% of total loans, down 1 basis point from June 30, 2012. The $61 million decline in the allowance for loan losses during the third quarter of 2012 was reflective of the continued improvement in asset quality.
Early stage delinquencies decreased two basis points from the end of the second quarter of 2012 to 0.95%. The decline was primarily due to the sale of government guaranteed loans. Excluding government-guaranteed loans, early stage delinquencies were 0.53%, an increase of two basis points from June 30, 2012.
Accruing restructured loans totaled $2.6 billion, and nonaccruing restructured loans totaled $0.5 billion as of September 30, 2012, both declining modestly from the prior quarter. $2.8 billion of restructured loans related to residential loans, $0.2 billion were commercial loans, and $0.1 billion related to consumer loans.

LINE OF BUSINESS FINANCIAL PERFORMANCE
Line of Business Results
The Company has included line of business financial tables as part of this release on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the line of business tables is reported on a fully taxable-equivalent basis. For the lines of business, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for loan losses is represented by net charge-offs. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles, certain matched-maturity funds transfer pricing credits and charges, differences in provision for loan losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the line of business results will be included in the Company’s forthcoming quarterly report on Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming quarterly report on Form 10-Q. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K furnished with the Securities and Exchange Commission today.

Conference Call
SunTrust management will host a conference call on October 22, 2012, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 3Q12). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 3Q12). A replay of the call will be available approximately one hour after the call ends on October 22, 2012, and will remain available until November 22, 2012, by dialing 1-866-454-9166 (domestic) or 1-203-369-1250 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at www.suntrust.com/investorrelations. Beginning the afternoon of October 22, 2012, listeners may access an archived version of the webcast in the “Recent Earnings and Conference Presentations” subsection found on the investor relations webpage. This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.
Important Cautionary Statement About Forward-Looking Statements
This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.
This news release contains forward-looking statements. Statements regarding current expectations that the mortgage repurchase reserve will be adequate to cover the remaining incurred losses on loans sold to GSEs prior to 2009 are forward-looking statements. Also, any statement that does not describe historical or current facts, is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and in other periodic reports that we file with the SEC. Those factors include: as one of the largest lenders in the Southeast and Mid-Atlantic U.S. and a provider of financial products and services to consumers and businesses across the U.S., our financial results have been, and may continue to be, materially affected by general economic conditions, particularly unemployment levels and home prices in the U.S., and a deterioration of economic conditions or of the financial markets may materially adversely affect our lending and other businesses and our financial results and condition; legislation and regulation, including the Dodd-Frank Act, as well as future legislation and/or regulation, could require us to change certain of our business practices, reduce our revenue, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position; we are subject to capital adequacy and liquidity guidelines and, if we fail to meet these guidelines, our financial condition would be adversely affected; loss of customer deposits and market illiquidity could increase our funding costs; we rely on the mortgage secondary market and GSEs for some of our liquidity; we are subject to credit risk; our ALLL may not be adequate to cover our eventual losses; we may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; we will realize future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the carrying value of such assets; a downgrade in the U.S. government's sovereign credit rating, or in the credit ratings of instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, could result in risks to us and general economic conditions that we are not able to predict; the failure of the European Union to stabilize the fiscal condition and creditworthiness of its weaker member economies, such as Greece, Portugal, Spain, Hungary, Ireland, and Italy, could have international implications potentially impacting global financial institutions, the financial markets, and the economic recovery underway in the U.S.; weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us; we are subject to certain risks related to originating and selling mortgages, and may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or as a result of certain breaches of our servicing agreements, and this could harm our liquidity, results of operations, and financial condition; financial difficulties or credit downgrades of mortgage and bond insurers may adversely affect our servicing and investment portfolios; we may be terminated as a servicer or master servicer, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions; we are subject to risks related to delays in the foreclosure process; we may continue to suffer increased losses in our loan portfolio despite enhancement of our underwriting policies and practices; our mortgage production and servicing revenue can be volatile; as a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations; changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity; changes in interest rates could also reduce the value of our MSRs and mortgages held for sale, reducing our earnings; the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; depressed market values for our stock may require us to write down goodwill; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; consumers may decide not to use banks to complete their financial transactions, which could affect net income; we have businesses other than banking which subject us to a variety of risks; hurricanes and other disasters may adversely affect loan portfolios and operations and increase the cost of doing business; negative public opinion could damage our reputation and adversely impact business and revenues; a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; we rely on other companies to provide key components of our business infrastructure; the soundness of other financial institutions could adversely affect us; we depend on the accuracy and completeness of information about clients and counterparties; regulation by federal and state agencies could adversely affect the business, revenue, and profit margins; competition in the financial services industry is intense and could result in losing business or margin declines; maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services; we might not pay dividends on your common stock; our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends; disruptions in our ability to access global capital markets may adversely affect our capital resources and liquidity; any reduction in our credit rating could increase the cost of our funding from the capital markets; we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits; we are subject to certain litigation, and our expenses related to this litigation may adversely affect our results; we may incur fines, penalties and other negative consequences from regulatory violations, possibly even from inadvertent or unintentional violations; we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer; we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategies; our accounting policies and processes are critical to how we report our financial condition and results of operations, and they require management to make estimates about matters that are uncertain; changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition; our stock price can be volatile; our framework for managing risks may not be effective in mitigating risk and loss to us; our disclosure controls and procedures may not prevent or detect all errors or acts of fraud; our financial instruments carried at fair value expose us to certain market risks; our revenues derived from our investment securities may be volatile and subject to a variety of risks; and we may enter into transactions with off-balance sheet affiliates or our subsidiaries.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended September 30%			Nine Months Ended September 30%
	2012	2011	Change [4]	2012	2011	Change [4]
EARNINGS & DIVIDENDS
Net income	$1,077	$215	NM	$1,602	$573	NM
Net income available to common shareholders	1,066	211	NM	1,581	424	NM
Total revenue - FTE [1,2]	3,843	2,196	75%	8,307	6,553	27%
Total revenue - FTE excluding securities gains, net [1,2]	1,902	2,194	(13)	6,334	6,455	(2)
Net income per average common share
Diluted	1.98	0.39	NM	2.94	0.81	NM
Diluted excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury [1]	1.98	0.39	NM	2.94	0.95	NM
Basic	1.99	0.40	NM	2.96	0.81	NM
Dividends paid per common share	0.05	0.05	—	0.15	0.07	NM
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$175,282	$172,076	2%	$176,679	$171,886	3%
Earning assets	153,207	146,836	4	154,236	146,536	5
Loans	124,080	115,638	7	123,332	115,242	7
Consumer and commercial deposits	125,353	122,974	2	125,692	121,863	3
Brokered time and foreign deposits	2,237	2,312	(3)	2,252	2,418	(7)
Total shareholders’ equity	20,619	20,000	3	20,450	20,861	(2)
As of
Total assets	173,181	172,553	—
Earning assets	152,472	148,991	2
Loans	121,817	117,475	4
Allowance for loan and lease losses	2,239	2,600	(14)
Consumer and commercial deposits	124,898	123,933	1
Brokered time and foreign deposits	2,328	2,318	—
Total shareholders’ equity	20,399	20,200	1
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	2.45%	0.50%	NM	1.21%	0.45%	NM
Return on average common shareholders’ equity	20.84	4.23	NM	10.47	2.96	NM
Net interest margin [2]	3.38	3.49	(3)%	3.42	3.52	(3)%
Efficiency ratio [2]	44.90	71.05	(37)	57.94	69.69	(17)
Tangible efficiency ratio [1,2]	44.47	70.55	(37)	57.48	69.18	(17)
Effective tax rate	33.82	17.33	95	30.71	19.15	60
Tier 1 common equity [3]	9.80	9.31	5
Tier 1 capital [3]	10.60	11.10	(5)
Total capital [3]	12.95	13.91	(7)
Tier 1 leverage [3]	8.49	8.90	(5)
Total average shareholders’ equity to total average assets	11.76	11.62	1	11.57	12.14	(5)
Tangible equity to tangible assets [1]	8.48	8.38	1

Book value per common share	$37.35	$37.29	—
Tangible book value per common share [1]	25.72	25.60	—
Market price:
High	30.79	26.52	16	30.79	33.14	(7)
Low	22.34	16.51	35	18.07	16.51	9
Close	28.27	17.95	57	28.27	17.95	57
Market capitalization	15,232	9,639	58
Average common shares outstanding (000s)
Diluted	538,699	535,395	1	537,538	524,888	2
Basic	534,506	531,928	—	533,859	521,248	2
Full-time equivalent employees	28,000	29,483	(5)
Number of ATMs	2,914	2,889	1
Full service banking offices	1,633	1,658	(2)

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011
EARNINGS & DIVIDENDS
Net income	$1,077	$275	$250	$74	$215
Net income available to common shareholders	1,066	270	245	71	211
Total revenue - FTE [1,2]	3,843	2,246	2,218	2,047	2,196
Total revenue - FTE excluding securities gains, net [1,2]	1,902	2,232	2,200	2,028	2,194
Net income per average common share
Diluted	1.98	0.50	0.46	0.13	0.39
Basic	1.99	0.51	0.46	0.13	0.40
Dividends paid per common share	0.05	0.05	0.05	0.05	0.05
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$175,282	$177,915	$176,855	$174,085	$172,076
Earning assets	153,207	154,890	154,623	151,561	146,836
Loans	124,080	123,365	122,542	119,474	115,638
Consumer and commercial deposits	125,353	125,885	125,843	125,072	122,974
Brokered time and foreign deposits	2,237	2,243	2,274	2,293	2,312
Total shareholders’ equity	20,619	20,472	20,256	20,208	20,000
As of
Total assets	173,181	178,257	178,226	176,859	172,553
Earning assets	152,472	153,939	154,950	154,696	148,991
Loans	121,817	124,560	122,691	122,495	117,475
Allowance for loan and lease losses	2,239	2,300	2,348	2,457	2,600
Consumer and commercial deposits	124,898	126,145	127,718	125,611	123,933
Brokered time and foreign deposits	2,328	2,258	2,314	2,311	2,318
Total shareholders’ equity	20,399	20,568	20,241	20,066	20,200
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	2.45%	0.62%	0.57%	0.17%	0.50%
Return on average common shareholders’ equity	20.84	5.37	4.94	1.41	4.23
Net interest margin [2]	3.38	3.39	3.49	3.46	3.49
Efficiency ratio [2]	44.90	68.83	69.50	81.45	71.05
Tangible efficiency ratio [1,2]	44.47	68.33	69.02	80.99	70.55
Effective tax rate [4]	33.82	24.85	21.55	NM	17.33
Tier 1 common equity [3]	9.80	9.40	9.33	9.22	9.31
Tier 1 capital [3]	10.60	10.15	11.00	10.90	11.10
Total capital [3]	12.95	12.84	13.73	13.67	13.91
Tier 1 leverage [3]	8.49	8.15	8.77	8.75	8.90
Total average shareholders’ equity to total average assets	11.76	11.51	11.45	11.61	11.62
Tangible equity to tangible assets [1]	8.48	8.31	8.14	8.10	8.38

Book value per common share	$37.35	$37.69	$37.11	$36.86	$37.29
Tangible book value per common share [1]	25.72	26.02	25.49	25.18	25.60
Market price:
High	30.79	24.83	24.93	21.31	26.52
Low	22.34	20.96	18.07	15.79	16.51
Close	28.27	24.23	24.17	17.70	17.95
Market capitalization	15,232	13,045	13,005	9,504	9,639
Average common shares outstanding (000s)
Diluted	538,699	537,495	536,407	535,717	535,395
Basic	534,506	533,964	533,100	532,146	531,928
Full-time equivalent employees	28,000	28,324	28,615	29,182	29,483
Number of ATMs	2,914	2,906	2,914	2,899	2,889
Full service banking offices	1,633	1,641	1,651	1,659	1,658

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of the earnings release date.
4 “NM” - Not meaningful. Calculated percentage was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Increase/(Decrease) [2]		Nine Months Ended		Increase/(Decrease) [2]
	September 30				September 30
	2012	2011	Amount	%	2012	2011	Amount	%
Interest income	$1,445	$1,538	($93)	(6)%	$4,471	$4,638	($167)	(4)%
Interest expense	174	275	(101)	(37)	615	867	(252)	(29)
NET INTEREST INCOME	1,271	1,263	8	1	3,856	3,771	85	2
Provision for credit losses	450	347	103	30	1,067	1,186	(119)	(10)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	821	916	(95)	(10)	2,789	2,585	204	8
NONINTEREST INCOME
Service charges on deposit accounts	172	176	(4)	(2)	504	509	(5)	(1)
Trust and investment management income	127	134	(7)	(5)	387	404	(17)	(4)
Retail investment services	60	58	2	3	180	175	5	3
Other charges and fees	116	130	(14)	(11)	361	386	(25)	(6)
Investment banking income	83	68	15	22	230	231	(1)	—
Trading income	19	66	(47)	(71)	145	171	(26)	(15)
Card fees	55	104	(49)	(47)	183	309	(126)	(41)
Mortgage production related (loss)/income	(64)	54	(118)	NM	102	56	46	82
Mortgage servicing related income	64	58	6	10	215	202	13	6
Other noninterest (loss)/income	(31)	53	(84)	NM	78	157	(79)	(50)
Net securities gains	1,941	2	1,939	NM	1,973	98	1,875	NM
Total noninterest income	2,542	903	1,639	NM	4,358	2,698	1,660	62
NONINTEREST EXPENSE
Employee compensation and benefits	780	750	30	4	2,340	2,252	88	4
Net occupancy expense	92	90	2	2	267	268	(1)	—
Outside processing and software	171	164	7	4	527	484	43	9
Equipment expense	49	44	5	11	140	132	8	6
Marketing and customer development	75	41	34	83	134	125	9	7
Amortization/impairment of goodwill/intangible assets	17	11	6	55	39	34	5	15
Net loss/(gain) on extinguishment of debt	2	(1)	3	NM	15	(3)	18	NM
Operating losses	71	72	(1)	(1)	200	161	39	24
FDIC premium/regulatory exams	67	80	(13)	(16)	179	232	(53)	(23)
Other noninterest expense	402	309	93	30	972	882	90	10
Total noninterest expense	1,726	1,560	166	11	4,813	4,567	246	5
INCOME BEFORE PROVISION FOR INCOME TAXES	1,637	259	1,378	NM	2,334	716	1,618	NM
Provision for income taxes	551	45	506	NM	710	136	574	NM
INCOME INCLUDING INCOME/(LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	1,086	214	872	NM	1,624	580	1,044	NM
Net income/(loss) attributable to noncontrolling interest	9	(1)	10	NM	22	7	15	NM
NET INCOME	$1,077	$215	$862	NM	$1,602	$573	$1,029	NM
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,066	$211	$855	NM	$1,581	$424	$1,157	NM
Net interest income - FTE [1]	1,301	1,293	8	1	3,949	3,855	94	2
Net income per average common share
Diluted	1.98	0.39	1.59	NM	2.94	0.81	2.13	NM
Basic	1.99	0.40	1.59	NM	2.96	0.81	2.15	NM
Cash dividends paid per common share	0.05	0.05	—	—	0.15	0.07	0.08	NM
Average common shares outstanding (000s)
Diluted	538,699	535,395	3,304	1	537,538	524,888	12,650	2
Basic	534,506	531,928	2,578	—	533,859	521,248	12,611	2

1 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	September 30	June 30	Increase/(Decrease) [2]		March 31	December 31	September 30
	2012	2012	Amount	%	2012	2011	2011
Interest income	$1,445	$1,492	($47)	(3)%	$1,534	$1,543	$1,538
Interest expense	174	218	(44)	(20)	223	249	275
NET INTEREST INCOME	1,271	1,274	(3)	—	1,311	1,294	1,263
Provision for credit losses	450	300	150	50	317	327	347
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	821	974	(153)	(16)	994	967	916
NONINTEREST INCOME
Service charges on deposit accounts	172	167	5	3	164	176	176
Trust and investment management income	127	130	(3)	(2)	130	127	134
Retail investment services	60	62	(2)	(3)	59	55	58
Other charges and fees	116	130	(14)	(11)	115	121	130
Investment banking income	83	75	8	11	71	87	68
Trading income	19	70	(51)	(73)	57	77	66
Card fees	55	66	(11)	(17)	61	62	104
Mortgage production related (loss)/income	(64)	103	(167)	NM	63	(62)	54
Mortgage servicing related income	64	70	(6)	(9)	81	22	58
Other noninterest (loss)/income	(31)	53	(84)	NM	57	39	53
Net securities gains	1,941	14	1,927	NM	18	19	2
Total noninterest income	2,542	940	1,602	NM	876	723	903
NONINTEREST EXPENSE
Employee compensation and benefits	780	762	18	2	797	624	750
Net occupancy expense	92	88	4	5	88	88	90
Outside processing and software	171	180	(9)	(5)	176	169	164
Equipment expense	49	46	3	7	45	46	44
Marketing and customer development	75	32	43	NM	27	59	41
Potential mortgage servicing settlement and claims expense	—	—	—	—	—	120	—
Amortization/impairment of goodwill/intangible assets	17	11	6	55	11	9	11
Net loss/(gain) on extinguishment of debt	2	13	(11)	(85)	—	—	(1)
Operating losses	71	69	2	3	60	96	72
FDIC premium/regulatory exams	67	60	7	12	52	68	80
Other noninterest expense	402	285	117	41	285	388	309
Total noninterest expense	1,726	1,546	180	12	1,541	1,667	1,560
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	1,637	368	1,269	NM	329	23	259
Provision/(benefit) for income taxes	551	91	460	NM	69	(57)	45
INCOME INCLUDING INCOME/(LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	1,086	277	809	NM	260	80	214
Net income/(loss) attributable to noncontrolling interest	9	2	7	NM	10	6	(1)
NET INCOME	$1,077	$275	$802	NM	$250	$74	$215
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,066	$270	$796	NM	$245	$71	$211
Net interest income - FTE [1]	1,301	1,306	(5)	—	1,342	1,324	1,293
Net income per average common share
Diluted	1.98	0.50	1.48	NM	0.46	0.13	0.39
Basic	1.99	0.51	1.48	NM	0.46	0.13	0.40
Cash dividends paid per common share	0.05	0.05	—	—	0.05	0.05	0.05
Average common shares outstanding (000s)
Diluted	538,699	537,495	1,204	—	536,407	535,717	535,395
Basic	534,506	533,964	542	—	533,100	532,146	531,928

[1]
Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	As of September 30		Increase/(Decrease)[2]
	2012	2011	Amount	%
ASSETS
Cash and due from banks	$4,655	$4,637	$18	—%
Securities purchased under agreements to resell	930	842	88	10
Interest-bearing deposits in other banks	22	21	1	5
Trading assets	6,381	6,288	93	1
Securities available for sale	21,467	27,502	(6,035)	(22)
Loans held for sale	5,205	2,243	2,962	NM
Loans held for investment:
Commercial and industrial	52,407	47,985	4,422	9
Commercial real estate	4,491	5,330	(839)	(16)
Commercial construction	808	1,390	(582)	(42)
Residential mortgages - guaranteed	4,823	4,449	374	8
Residential mortgages - nonguaranteed	23,925	23,517	408	2
Residential home equity products	15,019	15,980	(961)	(6)
Residential construction	805	1,046	(241)	(23)
Consumer student loans - guaranteed	5,823	5,333	490	9
Consumer other direct	2,341	1,945	396	20
Consumer indirect	10,781	10,003	778	8
Consumer credit cards	594	497	97	20
Total loans held for investment	121,817	117,475	4,342	4
Allowance for loan and lease losses	(2,239)	(2,600)	(361)	(14)
Net loans held for investment	119,578	114,875	4,703	4
Goodwill	6,369	6,344	25	—
Other intangible assets	896	1,138	(242)	(21)
Other real estate owned	304	509	(205)	(40)
Other assets	7,374	8,154	(780)	(10)
Total assets[1]	$173,181	$172,553	$628	—%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$37,592	$32,447	$5,145	16%
Interest-bearing consumer and commercial deposits:
NOW accounts	25,147	24,670	477	2
Money market accounts	41,395	43,236	(1,841)	(4)
Savings	5,189	4,644	545	12
Consumer time	9,941	12,177	(2,236)	(18)
Other time	5,634	6,759	(1,125)	(17)
Total consumer and commercial deposits	124,898	123,933	965	1
Brokered time deposits	2,198	2,283	(85)	(4)
Foreign deposits	130	35	95	NM
Total deposits	127,226	126,251	975	1
Funds purchased	680	998	(318)	(32)
Securities sold under agreements to repurchase	1,630	2,016	(386)	(19)
Other short-term borrowings	6,511	3,218	3,293	NM
Long-term debt	10,765	13,544	(2,779)	(21)
Trading liabilities	1,458	1,735	(277)	(16)
Other liabilities	4,512	4,591	(79)	(2)
Total liabilities	152,782	152,353	429	—
SHAREHOLDERS' EQUITY
Preferred stock, no par value	275	172	103	60
Common stock, $1.00 par value	550	550	—	—
Additional paid in capital	9,195	9,314	(119)	(1)
Retained earnings	10,491	8,933	1,558	17
Treasury stock, at cost, and other	(616)	(795)	(179)	(23)
Accumulated other comprehensive income	504	2,026	(1,522)	(75)
Total shareholders' equity	20,399	20,200	199	1
Total liabilities and shareholders' equity	$173,181	$172,553	$628	—%

Common shares outstanding	538,821	537,001	1,820	—%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	3	2	1	50
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	11,100	12,919	(1,819)	(14)
1Includes earning assets of $152,472 and $148,991 as of September 30, 2012 and 2011, respectively.
2“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	As of				As of
	September 30	June 30	Increase/(Decrease)[2]		March 31	December 31	September 30
	2012	2012	Amount	%	2012	2011	2011
ASSETS
Cash and due from banks	$4,655	$5,781	($1,126)	(19)%	$5,019	$3,696	$4,637
Securities purchased under agreements to resell	930	937	(7)	(1)	941	792	842
Interest-bearing deposits in other banks	22	21	1	5	21	21	21
Trading assets	6,381	6,327	54	1	6,316	6,279	6,288
Securities available for sale	21,467	24,409	(2,942)	(12)	27,323	28,117	27,502
Loans held for sale	5,205	3,123	2,082	67	2,749	2,353	2,243
Loans held for investment:
Commercial and industrial	52,407	52,030	377	1	50,189	49,538	47,985
Commercial real estate	4,491	4,825	(334)	(7)	4,910	5,094	5,330
Commercial construction	808	959	(151)	(16)	1,086	1,240	1,390
Residential mortgages - guaranteed	4,823	5,663	(840)	(15)	6,447	6,672	4,449
Residential mortgages - nonguaranteed	23,925	24,405	(480)	(2)	23,653	23,243	23,517
Residential home equity products	15,019	15,281	(262)	(2)	15,472	15,765	15,980
Residential construction	805	853	(48)	(6)	924	980	1,046
Consumer student loans - guaranteed	5,823	7,248	(1,425)	(20)	7,186	7,199	5,333
Consumer other direct	2,341	2,225	116	5	2,152	2,059	1,945
Consumer indirect	10,781	10,506	275	3	10,145	10,165	10,003
Consumer credit cards	594	565	29	5	527	540	497
Total loans held for investment	121,817	124,560	(2,743)	(2)	122,691	122,495	117,475
Allowance for loan and lease losses	(2,239)	(2,300)	(61)	(3)	(2,348)	(2,457)	(2,600)
Net loans held for investment	119,578	122,260	(2,682)	(2)	120,343	120,038	114,875
Goodwill	6,369	6,376	(7)	—	6,344	6,344	6,344
Other intangible assets	896	939	(43)	(5)	1,155	1,017	1,138
Other real estate owned	304	331	(27)	(8)	411	479	509
Other assets	7,374	7,753	(379)	(5)	7,604	7,723	8,154
Total assets[1]	$173,181	$178,257	($5,076)	(3)%	$178,226	$176,859	$172,553
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$37,592	$37,394	$198	1%	$36,771	$34,359	$32,447
Interest-bearing consumer and commercial deposits:
NOW accounts	25,147	25,229	(82)	—	25,502	26,171	24,670
Money market accounts	41,395	41,740	(345)	(1)	42,683	42,312	43,236
Savings	5,189	5,191	(2)	—	5,134	4,664	4,644
Consumer time	9,941	10,581	(640)	(6)	11,306	11,661	12,177
Other time	5,634	6,010	(376)	(6)	6,322	6,444	6,759
Total consumer and commercial deposits	124,898	126,145	(1,247)	(1)	127,718	125,611	123,933
Brokered time deposits	2,198	2,208	(10)	—	2,284	2,281	2,283
Foreign deposits	130	50	80	NM	30	30	35
Total deposits	127,226	128,403	(1,177)	(1)	130,032	127,922	126,251
Funds purchased	680	847	(167)	(20)	908	839	998
Securities sold under agreements to repurchase	1,630	1,583	47	3	1,781	1,644	2,016
Other short-term borrowings	6,511	7,098	(587)	(8)	6,878	8,983	3,218
Long-term debt	10,765	13,076	(2,311)	(18)	11,894	10,908	13,544
Trading liabilities	1,458	1,782	(324)	(18)	1,554	1,806	1,735
Other liabilities	4,512	4,900	(388)	(8)	4,938	4,691	4,591
Total liabilities	152,782	157,689	(4,907)	(3)	157,985	156,793	152,353
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	275	275	—	—	275	275	172
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid in capital	9,195	9,218	(23)	—	9,243	9,306	9,314
Retained earnings	10,491	9,443	1,048	11	9,198	8,978	8,933
Treasury stock, at cost, and other	(616)	(661)	(45)	(7)	(699)	(792)	(795)
Accumulated other comprehensive income	504	1,743	(1,239)	(71)	1,674	1,749	2,026
Total shareholders’ equity	20,399	20,568	(169)	(1)	20,241	20,066	20,200
Total liabilities and shareholders’ equity	$173,181	$178,257	($5,076)	(3)%	$178,226	$176,859	$172,553

Common shares outstanding	538,821	538,398	423	—%	538,056	536,967	537,001
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	3	3	—	—	3	3	2
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	11,100	11,522	(422)	(4)	11,865	12,954	12,919
1Includes earning assets of $152,472, $153,939, $154,950, $154,696, and $148,991, as of September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011, and
September 30, 2011, respectively.
2“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended						Increase/(Decrease) From
	September 30, 2012			June 30, 2012			Sequential Quarter		Prior Year Quarter
	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$51,923	$578	4.43%	$50,798	$578	4.58%	$1,125	(0.15)%	$5,662	(0.68)%
Commercial real estate	4,525	41	3.56	4,582	42	3.65	(57)	(0.09)	(667)	(0.16)
Commercial construction	784	7	3.74	862	8	3.85	(78)	(0.11)	(259)	(0.16)
Residential mortgages - guaranteed	5,432	37	2.76	5,853	47	3.19	(421)	(0.43)	1,083	(0.83)
Residential mortgages - nonguaranteed	22,905	256	4.47	22,707	260	4.59	198	(0.12)	1,017	(0.40)
Home equity products	14,866	138	3.68	15,066	138	3.69	(200)	(0.01)	(852)	(0.06)
Residential construction	667	9	5.44	707	9	5.11	(40)	0.33	(159)	0.34
Guaranteed student loans	7,183	71	3.92	7,195	69	3.84	(12)	0.08	2,418	(0.43)
Other direct	2,266	25	4.35	2,186	24	4.37	80	(0.02)	360	(0.32)
Indirect	10,584	102	3.84	10,288	99	3.88	296	(0.04)	823	(0.60)
Credit cards	577	14	9.87	537	14	10.35	40	(0.48)	55	(1.44)
Nonaccrual	2,368	8	1.37	2,584	6	1.00	(216)	0.37	(1,039)	0.58
Total loans	124,080	1,286	4.12	123,365	1,294	4.22	715	(0.10)	8,442	(0.42)
Securities available for sale:
Taxable	20,424	140	2.74	22,569	176	3.13	(2,145)	(0.39)	(3,344)	(0.55)
Tax-exempt - FTE [1]	350	5	5.29	375	5	5.32	(25)	(0.03)	(135)	(0.15)
Total securities available for sale	20,774	145	2.78	22,944	181	3.16	(2,170)	(0.38)	(3,479)	(0.55)
Securities purchased under agreements to resell	952	—	0.05	924	—	0.01	28	0.04	(25)	0.05
Loans held for sale	3,294	29	3.48	3,352	31	3.65	(58)	(0.17)	1,262	(0.63)
Interest-bearing deposits	21	—	0.26	22	—	0.26	(1)	—	—	0.11
Interest earning trading assets	4,086	15	1.49	4,283	18	1.67	(197)	(0.18)	171	(0.60)
Total earning assets	153,207	1,475	3.83	154,890	1,524	3.96	(1,683)	(0.13)	6,371	(0.40)
Allowance for loan and lease losses	(2,193)			(2,323)			130		489
Cash and due from banks	4,579			4,721			(142)		(988)
Other assets	14,810			15,260			(450)		(1,866)
Noninterest earning trading assets	2,172			2,230			(58)		(725)
Unrealized gains on securities available for sale, net	2,707			3,137			(430)		(75)
Total assets	$175,282			$177,915			($2,633)		$3,206
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$24,810	$6	0.09%	$24,957	$6	0.10%	($147)	(0.01)%	$831	(0.04)%
Money market accounts	41,517	21	0.20	41,950	24	0.23	(433)	(0.03)	(1,578)	(0.16)
Savings	5,190	1	0.09	5,169	1	0.11	21	(0.02)	568	(0.06)
Consumer time	10,202	32	1.26	10,997	40	1.47	(795)	(0.21)	(2,202)	(0.33)
Other time	5,771	21	1.42	6,193	25	1.63	(422)	(0.21)	(1,169)	(0.28)
Total interest-bearing consumer and commercial deposits	87,490	81	0.37	89,266	96	0.43	(1,776)	(0.06)	(3,550)	(0.19)
Brokered time deposits	2,189	17	3.03	2,211	22	3.88	(22)	(0.85)	(114)	(1.31)
Foreign deposits	48	—	0.17	32	—	0.18	16	(0.01)	39	0.04
Total interest-bearing deposits	89,727	98	0.43	91,509	118	0.52	(1,782)	(0.09)	(3,625)	(0.22)
Funds purchased	701	—	0.11	810	—	0.11	(109)	—	(368)	—
Securities sold under agreements to repurchase	1,461	1	0.18	1,646	1	0.18	(185)	—	(709)	0.03
Interest-bearing trading liabilities	702	4	2.62	751	4	2.36	(49)	0.26	(176)	(0.33)
Other short-term borrowings	6,664	5	0.30	6,942	5	0.27	(278)	0.03	3,601	(0.10)
Long-term debt	11,734	66	2.23	13,657	90	2.65	(1,923)	(0.42)	(1,933)	(0.96)
Total interest-bearing liabilities	110,989	174	0.62	115,315	218	0.76	(4,326)	(0.14)	(3,210)	(0.33)
Noninterest-bearing deposits	37,863			36,619			1,244		5,929
Other liabilities	4,832			4,337			495		763
Noninterest-bearing trading liabilities	979			1,172			(193)		(895)
Shareholders’ equity	20,619			20,472			147		619
Total liabilities and shareholders’ equity	$175,282			$177,915			($2,633)		$3,206
Interest Rate Spread			3.21%			3.20%		0.01%		(0.07)%
Net Interest Income - FTE [1]		$1,301			$1,306
Net Interest Margin [2]			3.38%			3.39%		(0.01)%		(0.11)%

1The fully taxable-equivalent(“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	March 31, 2012			December 31, 2011			September 30, 2011
	Average Balances	Interest Income/ Expense	Yields/Rates	Average Balances	Interest Income/ Expense	Yields/Rates	Average Balances	Interest Income/ Expense	Yields/Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$49,542	$599	4.86%	$48,461	$607	4.97%	$46,261	$595	5.11%
Commercial real estate	4,737	44	3.72	4,911	46	3.73	5,192	49	3.72
Commercial construction	921	9	3.89	986	10	3.90	1,043	10	3.90
Residential mortgages - guaranteed	6,478	53	3.25	5,300	44	3.31	4,349	39	3.59
Residential mortgages -nonguaranteed	21,946	259	4.71	21,852	262	4.79	21,888	266	4.87
Home equity products	15,283	141	3.70	15,517	145	3.72	15,718	148	3.74
Residential construction	738	9	5.13	780	10	5.29	826	11	5.10
Guaranteed student loans	7,308	71	3.93	5,970	61	4.07	4,765	52	4.35
Other direct	2,100	23	4.45	1,998	23	4.57	1,906	23	4.67
Indirect	10,112	100	3.99	10,058	105	4.13	9,761	109	4.44
Credit cards	545	14	10.59	541	15	10.81	522	15	11.31
Nonaccrual	2,832	7	1.05	3,100	9	1.18	3,407	7	0.79
Total loans	122,542	1,329	4.36	119,474	1,337	4.44	115,638	1,324	4.54
Securities available for sale:
Taxable	24,250	190	3.14	24,701	192	3.10	23,768	195	3.29
Tax-exempt - FTE [1]	420	6	5.41	456	6	5.45	485	7	5.44
Total securities available for sale	24,670	196	3.17	25,157	198	3.14	24,253	202	3.33
Securities purchased under agreements to resell	731	—	0.03	850	—	0.04	977	—	—
Loans held for sale	2,649	25	3.70	2,168	22	4.10	2,032	21	4.11
Interest-bearing deposits	21	—	0.21	21	—	0.17	21	—	0.15
Interest earning trading assets	4,010	15	1.49	3,891	16	1.57	3,915	21	2.09
Total earning assets	154,623	1,565	4.07	151,561	1,573	4.12	146,836	1,568	4.23
Allowance for loan and lease losses	(2,428)			(2,536)			(2,682)
Cash and due from banks	4,563			4,328			5,567
Other assets	14,893			15,620			16,676
Noninterest earning trading assets	2,260			2,286			2,897
Unrealized gains on securities available for sale, net	2,944			2,826			2,782
Total assets	$176,855			$174,085			$172,076
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,262	$6	0.10%	$24,994	$7	0.11%	$23,979	$8	0.13%
Money market accounts	42,489	25	0.24	42,849	30	0.28	43,095	39	0.36
Savings	4,860	1	0.12	4,658	2	0.12	4,622	2	0.15
Consumer time	11,472	44	1.54	11,925	47	1.56	12,404	49	1.59
Other time	6,368	28	1.69	6,593	28	1.70	6,940	30	1.70
Total interest-bearing consumer and commercial deposits	90,451	104	0.46	91,019	114	0.50	91,040	128	0.56
Brokered time deposits	2,265	23	4.03	2,259	25	4.20	2,303	26	4.34
Foreign deposits	9	—	0.13	34	—	4.13	9	—	0.13
Total interest-bearing deposits	92,725	127	0.55	93,312	139	0.59	93,352	154	0.65
Funds purchased	871	—	0.10	969	—	0.10	1,069	—	0.11
Securities sold under agreements to repurchase	1,634	1	0.14	1,897	—	0.14	2,170	1	0.15
Interest-bearing trading liabilities	531	2	1.73	674	4	2.26	878	7	2.95
Other short-term borrowings	9,170	5	0.20	5,082	4	0.28	3,063	3	0.40
Long-term debt	11,356	88	3.13	12,757	102	3.17	13,667	110	3.19
Total interest-bearing liabilities	116,287	223	0.77	114,691	249	0.86	114,199	275	0.95
Noninterest-bearing deposits	35,392			34,053			31,934
Other liabilities	3,893			4,040			4,069
Noninterest-bearing trading liabilities	1,027			1,093			1,874
Shareholders’ equity	20,256			20,208			20,000
Total liabilities and shareholders’ equity	$176,855			$174,085			$172,076
Interest Rate Spread			3.30%			3.26%			3.28%
Net Interest Income - FTE [1]		$1,342			$1,324			$1,293
Net Interest Margin [2]			3.49%			3.46%			3.49%

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Nine Months Ended
	September 30, 2012			September 30, 2011			Increase/(Decrease)
	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Interest Income/Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$50,758	$1,754	4.62%	$45,208	$1,760	5.21%	$5,550	(0.59)%
Commercial real estate	4,614	126	3.65	5,462	152	3.71	(848)	(0.06)
Commercial construction	855	25	3.83	1,236	35	3.84	(381)	(0.01)
Residential mortgages - guaranteed	5,920	137	3.08	4,347	113	3.47	1,573	(0.39)
Residential mortgages - nonguaranteed	22,521	775	4.59	21,950	826	5.02	571	(0.43)
Home equity products	15,071	416	3.69	15,950	449	3.76	(879)	(0.07)
Residential construction	704	27	5.22	891	35	5.18	(187)	0.04
Guaranteed student loans	7,229	211	3.89	4,566	148	4.34	2,663	(0.45)
Other direct	2,184	72	4.39	1,824	66	4.82	360	(0.43)
Indirect	10,329	302	3.90	9,566	334	4.67	763	(0.77)
Credit cards	553	43	10.26	500	45	11.90	53	(1.64)
Nonaccrual	2,594	22	1.13	3,742	25	0.88	(1,148)	0.25
Total loans	123,332	3,910	4.23	115,242	3,988	4.63	8,090	(0.40)
Securities available for sale:
Taxable	22,406	507	3.01	23,728	579	3.25	(1,322)	(0.24)
Tax-exempt - FTE [1]	382	15	5.35	517	21	5.49	(135)	(0.14)
Total securities available for sale	22,788	522	3.05	24,245	600	3.30	(1,457)	(0.25)
Securities purchased under agreements to resell	869	—	0.03	1,040	—	—	(171)	0.03
Loans held for sale	3,099	84	3.60	2,285	71	4.14	814	(0.54)
Interest-bearing deposits	21	—	0.24	22	—	0.14	(1)	0.10
Interest earning trading assets	4,127	48	1.55	3,702	63	2.28	425	(0.73)
Total earning assets	154,236	4,564	3.95	146,536	4,722	4.31	7,700	(0.36)
Allowance for loan and lease losses	(2,314)			(2,757)			443
Cash and due from banks	4,621			5,498			(877)
Other assets	14,987			17,237			(2,250)
Noninterest earning trading assets	2,221			2,851			(630)
Unrealized gains on securities available for sale, net	2,928			2,521			407
Total assets	$176,679			$171,886			$4,793
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,009	$18	0.10%	$24,669	$29	0.15%	$340	(0.05)%
Money market accounts	41,983	70	0.22	42,856	130	0.41	(873)	(0.19)
Savings	5,073	4	0.11	4,493	5	0.16	580	(0.05)
Consumer time	10,888	116	1.43	12,629	151	1.60	(1,741)	(0.17)
Other time	6,110	72	1.58	7,185	94	1.74	(1,075)	(0.16)
Total interest-bearing consumer and commercial deposits	89,063	280	0.42	91,832	409	0.60	(2,769)	(0.18)
Brokered time deposits	2,222	62	3.65	2,322	77	4.36	(100)	(0.71)
Foreign deposits	30	—	0.17	96	—	0.14	(66)	0.03
Total interest-bearing deposits	91,315	342	0.50	94,250	486	0.69	(2,935)	(0.19)
Funds purchased	793	1	0.11	1,061	1	0.14	(268)	(0.03)
Securities sold under agreements to repurchase	1,580	2	0.17	2,245	2	0.15	(665)	0.02
Interest-bearing trading liabilities	661	11	2.29	910	22	3.23	(249)	(0.94)
Other short-term borrowings	7,589	15	0.25	2,920	9	0.40	4,669	(0.15)
Long-term debt	12,247	244	2.66	13,745	347	3.38	(1,498)	(0.72)
Total interest-bearing liabilities	114,185	615	0.72	115,131	867	1.01	(946)	(0.29)
Noninterest-bearing deposits	36,629			30,031			6,598
Other liabilities	4,356			3,949			407
Noninterest-bearing trading liabilities	1,059			1,914			(855)
Shareholders’ equity	20,450			20,861			(411)
Total liabilities and shareholders’ equity	$176,679			$171,886			$4,793
Interest Rate Spread			3.23%			3.30%		(0.07)%
Net Interest Income - FTE [1]		$3,949			$3,855
Net Interest Margin [2]			3.42%			3.52%		(0.10)%

1 The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended September 30				Nine Months Ended September 30
			Increase/(Decrease)				Increase/(Decrease)
	2012	2011	Amount	%[4]	2012	2011	Amount	%[4]
CREDIT DATA
Allowance for credit losses - beginning	$2,350	$2,795	($445)	(16)%	$2,505	$3,032	($527)	(17)%
Provision/(benefit) for unfunded commitments	—	(1)	(1)	(100)	2	(8)	(10)	NM
Provision for loan losses
Commercial	127	86	41	48	214	318	(104)	(33)
Residential	300	236	64	27	788	810	(22)	(3)
Consumer	23	26	(3)	(12)	63	66	(3)	(5)
Total provision for loan losses	450	348	102	29	1,065	1,194	(129)	(11)
Charge-offs
Commercial	(126)	(214)	(88)	(41)	(346)	(619)	(273)	(44)
Residential	(425)	(282)	143	51	(1,001)	(970)	31	3
Consumer	(34)	(40)	(6)	(15)	(98)	(125)	(27)	(22)
Total charge-offs	(585)	(536)	49	9	(1,445)	(1,714)	(269)	(16)
Recoveries
Commercial	55	29	26	90	111	99	12	12
Residential	10	3	7	NM	21	14	7	50
Consumer	9	12	(3)	(25)	30	33	(3)	(9)
Total recoveries	74	44	30	68	162	146	16	11
Net charge-offs	(511)	(492)	19	4	(1,283)	(1,568)	(285)	(18)
Allowance for credit losses - ending	$2,289	$2,650	($361)	(14)%	$2,289	$2,650	($361)	(14)%
Components:
Allowance for loan and lease losses	$2,239	$2,600	($361)	(14)%
Unfunded commitments reserve	50	50	—	—
Allowance for credit losses	$2,289	$2,650	($361)	(14)%
Net charge-offs to average loans (annualized)
Commercial	0.49%	1.37%	(0.88)%		0.55%	1.30%	(0.75)%
Residential	3.63	2.47	1.16		2.85	2.83	0.02
Consumer	0.46	0.66	(0.20)		0.44	0.75	(0.31)
Total net charge-offs to total average loans	1.64%	1.69%	(0.05)%		1.39%	1.82%	(0.43)%
Period Ended
Nonaccrual/nonperforming loans
Commercial	$482	$1,205	($723)	(60)%
Residential	1,225	2,007	(782)	(39)
Consumer	24	27	(3)	(11)
Total nonaccrual/nonperforming loans	1,731	3,239	(1,508)	(47)
Other real estate owned (“OREO”)	304	509	(205)	(40)
Other repossessed assets	10	15	(5)	(33)
Nonperforming loans held for sale ("LHFS")	40	—	40	NM
Total nonperforming assets	$2,085	$3,763	($1,678)	(45)%
Accruing restructured loans	$2,640	$2,824	($184)	(7)%
Nonaccruing restructured loans	482	883	(401)	(45)
Accruing loans past due > 90 days (guaranteed)	1,041	1,708	(667)	(39)
Accruing loans past due > 90 days (non-guaranteed)	63	116	(53)	(46)
Nonperforming loans to total loans	1.42%	2.76%	(1.34)%	(49)%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	1.71	3.19	(1.48)	(46)
Allowance to period-end loans[1,2]	1.84	2.22	(0.38)	(17)
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	2.02	2.42	(0.40)	(17)
Allowance to nonperforming loans[1,2]	130	81	49	60
Allowance to annualized net charge-offs[1]	1.10x	1.33x	(0.23x)	(17)

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended
	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
	2012	2012	Amount	%[4]	2012	2011	2011
CREDIT DATA
Allowance for credit losses - beginning	$2,350	$2,400	($50)	(2)%	$2,505	$2,650	$2,795
Provision/(benefit) for unfunded commitments	—	(2)	(2)	(100)	4	(2)	(1)
Provision for loan losses
Commercial	127	49	78	NM	38	6	86
Residential	300	230	70	30	258	304	236
Consumer	23	23	—	—	17	19	26
Total provision for loan losses	450	302	148	49	313	329	348
Charge-offs
Commercial	(126)	(94)	32	34	(126)	(185)	(214)
Residential	(425)	(274)	151	55	(302)	(305)	(282)
Consumer	(34)	(29)	5	17	(35)	(38)	(40)
Total charge-offs	(585)	(397)	188	47	(463)	(528)	(536)
Recoveries
Commercial	55	31	24	77	25	42	29
Residential	10	6	4	67	5	3	3
Consumer	9	10	(1)	(10)	11	11	12
Total recoveries	74	47	27	57	41	56	44
Net charge-offs	(511)	(350)	161	46	(422)	(472)	(492)
Allowance for credit losses - ending	$2,289	$2,350	($61)	(3)%	$2,400	$2,505	$2,650
Components:
Allowance for loan and lease losses	$2,239	$2,300	($61)	(3)%	$2,348	$2,457	$2,600
Unfunded commitments reserve	50	50	—	—	52	48	50
Allowance for credit losses	$2,289	$2,350	($61)	(3)%	$2,400	$2,505	$2,650
Net charge-offs to average loans (annualized)
Commercial	0.49%	0.45%	0.04%		0.72%	1.02%	1.37%
Residential	3.63	2.33	1.30		2.57	2.63	2.47
Consumer	0.46	0.38	0.08		0.48	0.58	0.66
Total net charge-offs to total average loans	1.64%	1.14%	0.50%		1.38%	1.57%	1.69%
Period Ended
Nonaccrual/nonperforming loans
Commercial	$482	$695	($213)	(31)%	$815	$926	$1,205
Residential	1,225	1,742	(517)	(30)	1,812	1,951	2,007
Consumer	24	21	3	14	22	26	27
Total nonaccrual/nonperforming loans	1,731	2,458	(727)	(30)	2,649	2,903	3,239
OREO	304	331	(27)	(8)	411	479	509
Other repossessed assets	10	11	(1)	(9)	14	10	15
Nonperforming LHFS	40	—	40	NM	60	—	—
Total nonperforming assets	$2,085	$2,800	($715)	(26)%	$3,134	$3,392	$3,763
Accruing restructured loans	$2,640	$2,699	($59)	(2)%	$2,750	$2,820	$2,824
Nonaccruing restructured loans	482	694	(212)	(31)	714	802	883
Accruing loans past due > 90 days (guaranteed)	1,041	2,082	(1,041)	(50)	2,088	1,971	1,708
Accruing loans past due > 90 days (non-guaranteed)	63	68	(5)	(7)	64	57	116
Nonperforming loans to total loans	1.42%	1.97%	(0.55)%	(28)%	2.16%	2.37%	2.76%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	1.71	2.24	(0.53)	(24)	2.54	2.76	3.19
Allowance to period-end loans[1,2]	1.84	1.85	(0.01)	(1)	1.92	2.01	2.22
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	2.02	2.07	(0.05)	(2)	2.16	2.27	2.42
Allowance to nonperforming loans[1,2]	130	94	36	38	89	85	81
Allowance to annualized net charge-offs[1]	1.10x	1.64x	(0.54x)	(33)	1.38x	1.31x	1.33x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended September 30				Nine Months Ended September 30
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$51	$1,423	$65	$1,539	$67	$1,439	$65	$1,571
Amortization	(7)	—	(4)	(11)	(23)	—	(11)	(34)
Mortgage Servicing Rights (“MSRs”) originated	—	47	—	47	—	183	—	183
Fair value changes due to inputs and assumptions	—	(391)	—	(391)	—	(443)	—	(443)
Other changes in fair value	—	(46)	—	(46)	—	(139)	—	(139)
Sale of MSRs	—	—	—	—	—	(7)	—	(7)
Other	—	—	—	—	—	—	7	7
Balance, September 30, 2011	$44	$1,033	$61	$1,138	$44	$1,033	$61	$1,138
Balance, beginning of period	$27	$865	$47	$939	$38	$921	$58	$1,017
Amortization	(6)	—	(3)	(9)	(17)	—	(14)	(31)
MSRs originated	—	83	—	83	—	244	—	244
Fair value changes due to inputs and assumptions	—	(55)	—	(55)	—	(157)	—	(157)
Other changes in fair value	—	(61)	—	(61)	—	(173)	—	(173)
Sale of MSRs	—	(1)	—	(1)	—	(4)	—	(4)
Balance, September 30, 2012	$21	$831	$44	$896	$21	$831	$44	$896

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011
COMMON SHARE ROLLFORWARD (000’s)
Balance, beginning of period	538,398	538,056	536,967	537,001	536,907
Common shares issued (exchanged) for employee benefit plans, stock option, and restricted stock activity	423	342	1,089	(34)	94
Balance, end of period	538,821	538,398	538,056	536,967	537,001

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended					Nine Months Ended
	September 30	June 30	March 31	December 31	September 30	September 30	September 30
	2012	2012	2012	2011	2011	2012	2011
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Efficiency ratio [2]	44.90%	68.83%	69.50%	81.45%	71.05%	57.94%	69.69%
Impact of excluding amortization of intangible assets	(0.43)	(0.50)	(0.48)	(0.46)	(0.50)	(0.46)	(0.51)
Tangible efficiency ratio [3]	44.47%	68.33%	69.02%	80.99%	70.55%	57.48%	69.18%
Total shareholders' equity	$20,399	$20,568	$20,241	$20,066	$20,200
Goodwill, net of deferred taxes of $159 million, $156 million, $164 million, $154 million, and $149 million, respectively	(6,210)	(6,220)	(6,180)	(6,190)	(6,195)
Other intangible assets, net of deferred taxes of $8 million, $10 million, $14 million, $16 million, and $18 million, respectively, and MSRs	(888)	(929)	(1,142)	(1,001)	(1,120)
MSRs	831	865	1,070	921	1,033
Tangible equity	14,132	14,284	13,989	13,796	13,918
Preferred stock	(275)	(275)	(275)	(275)	(172)
Tangible common equity	$13,857	$14,009	$13,714	$13,521	$13,746
Total assets	$173,181	$178,257	$178,226	$176,859	$172,553
Goodwill	(6,369)	(6,376)	(6,344)	(6,344)	(6,344)
Other intangible assets including MSRs	(896)	(939)	(1,155)	(1,017)	(1,138)
MSRs	831	865	1,070	921	1,033
Tangible assets	$166,747	$171,807	$171,797	$170,419	$166,104
Tangible equity to tangible assets [4]	8.48%	8.31%	8.14%	8.10%	8.38%
Tangible book value per common share [5]	$25.72	$26.02	$25.49	$25.18	$25.60
Net interest income	$1,271	$1,274	$1,311	$1,294	$1,263	$3,856	$3,771
Taxable-equivalent adjustment	30	32	31	30	30	93	84
Net interest income - FTE	1,301	1,306	1,342	1,324	1,293	3,949	3,855
Noninterest income	2,542	940	876	723	903	4,358	2,698
Total revenue - FTE	3,843	2,246	2,218	2,047	2,196	8,307	6,553
Securities gains, net	(1,941)	(14)	(18)	(19)	(2)	(1,973)	(98)
Total revenue - FTE excluding net securities gains [6]	$1,902	$2,232	$2,200	$2,028	$2,194	$6,334	$6,455

Total loans	$121,817	$124,560	$122,691	$122,495	$117,475
Government guaranteed loans	(10,646)	(12,911)	(13,633)	(13,871)	(9,782)
Loans held at fair value	(390)	(406)	(413)	(433)	(452)
Total loans, excluding government guaranteed and fair value loans	$110,781	$111,243	$108,645	$108,191	$107,241
Allowance to total loans, excluding government guaranteed and fair value loans [7]	2.02%	2.07%	2.16%	2.27%	2.42%

1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
3 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
4 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
5 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
6 SunTrust presents total revenue - FTE excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
7 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans, to exclude loans from the calculation that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss.

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended					Nine Months Ended
	September 30	June 30	March 31	December 31	September 30	September 30	September 30
	2012	2012	2012	2011	2011	2012	2011
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net income available to common shareholders	$1,066	$270	$245	$71	$211	$1,581	$424
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	74
Net income available to common shareholders excluding accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$1,066	$270	$245	$71	$211	$1,581	$498
Net income per average common share - diluted	$1.98	$0.50	$0.46	$0.13	$0.39	$2.94	$0.81
Effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	0.14
Net income per average common share - diluted, excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$1.98	$0.50	$0.46	$0.13	$0.39	$2.94	$0.95

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS:
Net income	$1,077	$275	$250	$74	$215	$1,602	$573
Preferred dividends	(2)	(3)	(3)	(2)	(2)	(8)	(5)
Dividends and accretion of discount on preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	(66)
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	—	—	—	—	—	—	(74)
Dividends and undistributed earnings allocated to unvested shares	(9)	(2)	(2)	(1)	(2)	(13)	(4)
Net income available to common shareholders	$1,066	$270	$245	$71	$211	$1,581	$424

[1]
Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended September 30			Nine Months Ended September 30
	2012	2011	% Change	2012	2011	% Change
Statements of Income
Net interest income [1]	$641	$630	2%	$1,905	$1,869	2%
FTE adjustment	—	—	—	—	—	—
Net interest income - FTE	641	630	2	1,905	1,869	2
Provision for credit losses [2]	163	181	(10)	435	560	(22)
Net interest income - FTE - after provision for credit losses	478	449	6	1,470	1,309	12
Noninterest income before securities gains/(losses)	308	378	(19)	971	1,109	(12)
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	308	378	(19)	971	1,109	(12)
Noninterest expense before amortization of intangible assets	699	719	(3)	2,075	2,141	(3)
Amortization of intangible assets	7	10	(30)	22	29	(24)
Total noninterest expense	706	729	(3)	2,097	2,170	(3)
Income before provision for income taxes	80	98	(18)	344	248	39
Provision for income taxes	30	36	(17)	126	91	38
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	50	62	(19)	218	157	39
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$50	$62	(19)	$218	$157	39

Total revenue - FTE	$949	$1,008	(6)	$2,876	$2,978	(3)
Selected Average Balances
Total loans	$41,574	$38,887	7%	$41,493	$38,793	7%
Goodwill	3,962	3,930	1	3,952	3,920	1
Other intangible assets excluding MSRs	49	80	(39)	56	85	(34)
Total assets	46,420	43,507	7	46,306	43,393	7
Consumer and commercial deposits	76,185	76,618	(1)	76,774	76,466	—
Performance Ratios
Efficiency ratio	74.39%	72.39%		72.94%	72.87%
Impact of excluding amortization of intangible assets	(3.28)	(3.60)		(3.28)	(3.76)
Tangible efficiency ratio	71.11%	68.79%		69.66%	69.11%
Other Information (End of Period) [3]
Assets under administration
Managed (discretionary) assets	$48,711	$45,663	7%
Non-managed assets	36,939	37,944	(3)
Total assets under administration	85,650	83,607	2
Brokerage assets	39,102	34,159	14
Corporate trust assets	12,453	9,622	29
Total assets under advisement	$137,205	$127,388	8

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]
Reflects the assets under administration/advisement for Private Wealth Management clients. The Wholesale Banking segment includes additional assets under administration/advisement for GenSpring and RidgeWorth clients.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended September 30			Nine Months Ended September 30
	2012	2011	% Change [4]	2012	2011	% Change [4]
Statements of Income
Net interest income [1]	$441	$414	7%	$1,303	$1,203	8%
FTE adjustment	29	28	4	90	79	14
Net interest income - FTE	470	442	6	1,393	1,282	9
Provision for credit losses [2]	78	167	(53)	246	488	(50)
Net interest income - FTE - after provision for credit losses	392	275	43	1,147	794	44
Noninterest income before securities gains/(losses)	402	320	26	1,164	1,110	5
Securities gains/(losses), net	—	—	—	—	—	—
Total noninterest income	402	320	26	1,164	1,110	5
Noninterest expense before amortization/impairment of intangible assets/goodwill	576	525	10	1,603	1,607	—
Amortization/impairment of intangible assets/goodwill	9	1	NM	14	4	NM
Total noninterest expense	585	526	11	1,617	1,611	—
Income - FTE - before provision/(benefit) for income taxes	209	69	NM	694	293	NM
Provision/(benefit) for income taxes	28	(23)	NM	104	(35)	NM
FTE adjustment	29	28	4	90	79	14
Net income including income/(loss) attributable to noncontrolling interest	152	64	NM	500	249	NM
Less: net income/(loss) attributable to noncontrolling interest	7	(4)	NM	14	—	—
Net income	$145	$68	NM	$486	$249	95

Total revenue - FTE	$872	$762	14	$2,557	$2,392	7
Selected Average Balances
Total loans	$51,990	$47,996	8%	$51,115	$47,490	8%
Goodwill	2,414	2,414	—	2,414	2,414	—
Other intangible assets excluding MSRs	21	28	(25)	23	29	(21)
Total assets	65,105	62,659	4	64,341	62,070	4
Consumer and commercial deposits	45,291	43,193	5	45,356	42,348	7
Performance Ratios
Efficiency ratio	67.19%	69.01%		63.23%	67.37%
Impact of excluding amortization of intangible assets	(2.57)	(2.52)		(2.10)	(2.41)
Tangible efficiency ratio	64.62%	66.49%		61.13%	64.96%
Other Information (End of Period) [3]
Assets under administration
Managed (discretionary) assets	$51,953	$51,034	2%
Non-managed assets	7,729	9,328	(17)
Total assets under administration	59,682	60,362	(1)
Brokerage assets	—	—	—
Corporate trust assets	—	—	—
Total assets under advisement	$59,682	$60,362	(1)

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

[3]
Reflects the assets under administration/advisement for GenSpring and RidgeWorth clients. The Consumer Banking and Private Wealth Management segment includes additional assets under administration/advisement for Private Wealth Management clients.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended September 30			Nine Months Ended September 30
	2012	2011	% Change [3]	2012	2011	% Change [3]
Statements of Income
Net interest income [1]	$130	$116	12%	$388	$348	11%
FTE adjustment	—	—	—	—	—	—
Net interest income - FTE	130	116	12	388	348	11
Provision for credit losses [2]	270	144	88	602	520	16
Net interest income - FTE - after provision for credit losses	(140)	(28)	NM	(214)	(172)	(24)
Noninterest income before securities losses	(75)	115	NM	261	272	(4)
Securities losses, net	—	—	—	—	(1)	100
Total noninterest income	(75)	115	NM	261	271	(4)
Noninterest expense before amortization of intangible assets	371	314	18	1,053	837	26
Amortization of intangible assets	—	—	—	—	—	—
Total noninterest expense	371	314	18	1,053	837	26
Loss before benefit for income taxes	(586)	(227)	NM	(1,006)	(738)	(36)
Benefit for income taxes	(198)	(89)	NM	(367)	(287)	(28)
FTE adjustment	—	—	—	—	—	—
Net loss including income attributable to noncontrolling interest	(388)	(138)	NM	(639)	(451)	(42)
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net loss	($388)	($138)	NM	($639)	($451)	(42)

Total revenue - FTE	$55	$231	(76)	$649	$619	5
Selected Average Balances
Total loans	$30,467	$28,765	6%	$30,690	$28,966	6%
Goodwill	—	—	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—	—	—
Total assets	35,372	33,158	7	35,465	33,681	5
Consumer and commercial deposits	3,938	3,081	28	3,571	2,920	22
Performance Ratios
Efficiency ratio [3]	NM	NM		NM	NM
Impact of excluding amortization of intangible assets	—	—		—	—
Tangible efficiency ratio [3]	NM	NM		NM	NM
Other Information
Production Data
Channel mix
Retail	$4,329	$3,593	20%	$12,881	$10,615	21%
Wholesale	1,472	986	49	4,133	2,303	79
Correspondent	2,331	1,220	91	7,041	3,323	NM
Total production	$8,132	$5,799	40	$24,055	$16,241	48
Channel mix - percent
Retail	53%	62%		54%	66%
Wholesale	18	17		17	14
Correspondent	29	21		29	20
Total production	100%	100%		100%	100%
Purchase and refinance mix
Refinance	$5,647	$3,430	65	$16,730	$9,738	72
Purchase	2,485	2,369	5	7,325	6,503	13
Total production	$8,132	$5,799	40	$24,055	$16,241	48
Purchase and refinance mix - percent
Refinance	69%	59%		70%	60%
Purchase	31	41		30	40
Total production	100%	100%		100%	100%

Applications	$14,127	$13,670	3	$45,377	$33,313	36
Mortgage Servicing Data (End of Period)
Total loans serviced	$149,721	$161,019	(7)%
Total loans serviced for others	115,814	129,427	(11)
Net carrying value of MSRs	831	1,033	(20)
Ratio of net carrying value of MSRs to total loans serviced for others	0.718%	0.798%

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.
3 “NM” - Not meaningful. Ratios and changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended September 30			Nine Months Ended September 30
	2012	2011	% Change [3]	2012	2011	% Change [3]
Statements of Income
Net interest income	$59	$103	(43)%	$260	$351	(26)%
FTE adjustment	1	2	(50)	3	5	(40)
Net interest income - FTE	60	105	(43)	263	356	(26)
Provision for credit losses [1]	(61)	(145)	58	(216)	(382)	43
Net interest income - FTE - after provision for credit losses	121	250	(52)	479	738	(35)
Noninterest income before securities gains	(34)	88	NM	(11)	109	NM
Securities gains, net	1,941	2	NM	1,973	99	NM
Total noninterest income	1,907	90	NM	1,962	208	NM
Noninterest expense before amortization of intangible assets	63	(9)	NM	43	(52)	NM
Amortization of intangible assets	1	—	NM	3	1	NM
Total noninterest expense	64	(9)	NM	46	(51)	NM
Income - FTE - before provision for income taxes	1,964	349	NM	2,395	997	NM
Provision for income taxes	691	121	NM	847	367	NM
FTE adjustment	1	2	(50)	3	5	(40)
Net income including income attributable to noncontrolling interest	1,272	226	NM	1,545	625	NM
Less: net income attributable to noncontrolling interest	2	3	(33)	8	7	14
Net income	$1,270	$223	NM	$1,537	$618	NM

Total revenue - FTE	$1,967	$195	NM	$2,225	$564	NM
Selected Average Balances
Total loans	$49	($10)	NM	$34	($7)	NM
Securities available for sale	20,575	24,042	(14)	22,585	24,025	(6)
Goodwill	—	—	—	1	—	NM
Other intangible assets excluding MSRs	(1)	3	NM	1	4	(75)
Total assets	28,385	32,752	(13)	30,567	32,742	(7)
Consumer and commercial deposits	(61)	82	NM	(9)	129	NM
Other Information
Duration of investment portfolio	1.8	2.2
Accounting net interest income interest rate sensitivity [2]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	2.4%	0.1%
Instantaneous 100 bp decrease in rates over next 12 months	(1.6)%	(1.3)%
Economic net interest income interest rate sensitivity [2]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	2.2%	(0.2)%
Instantaneous 100 bp decrease in rates over next 12 months	(1.5)%	(1.2)%

[1]	Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

[2]
The recognition of interest rate sensitivity from an accounting perspective is different from the economic perspective due to the election of fair value accounting for certain long-term debt and the related interest rate swaps. The net interest income sensitivity profile from an economic perspective assumes the net interest payments from the related swaps were included in net interest income.

[3]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED - SEGMENT TOTALS
(Dollars in millions)    (Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
	2012	2011	% Change [1]	2012	2011	% Change [1]
Statements of Income
Net interest income	$1,271	$1,263	1%	$3,856	$3,771	2%
FTE adjustment	30	30	—	93	84	11
Net interest income - FTE	1,301	1,293	1	3,949	3,855	2
Provision for credit losses	450	347	30	1,067	1,186	(10)
Net interest income - FTE - after provision for credit losses	851	946	(10)	2,882	2,669	8
Noninterest income before securities gains	601	901	(33)	2,385	2,600	(8)
Securities gains, net	1,941	2	NM	1,973	98	NM
Total noninterest income	2,542	903	NM	4,358	2,698	62
Noninterest expense before amortization/impairment of intangible assets/goodwill	1,709	1,549	10	4,774	4,533	5
Amortization/impairment of intangible assets/goodwill	17	11	55	39	34	15
Total noninterest expense	1,726	1,560	11	4,813	4,567	5
Income - FTE - before provision for income taxes	1,667	289	NM	2,427	800	NM
Provision for income taxes	551	45	NM	710	136	NM
FTE adjustment	30	30	—	93	84	11
Net income including income/(loss) attributable to noncontrolling interest	1,086	214	NM	1,624	580	NM
Less: net income/(loss) attributable to noncontrolling interest	9	(1)	NM	22	7	NM
Net income	$1,077	$215	NM	$1,602	$573	NM

Total revenue - FTE	$3,843	$2,196	75	$8,307	$6,553	27
Selected Average Balances
Total loans	$124,080	$115,638	7%	$123,332	$115,242	7%
Goodwill	6,376	6,343	1	6,356	6,334	—
Other intangible assets excluding MSRs	69	111	(38)	80	118	(32)
Total assets	175,282	172,076	2	176,679	171,886	3
Consumer and commercial deposits	125,353	122,974	2	125,692	121,863	3
Performance Ratios
Efficiency ratio	44.90%	71.05%		57.94%	69.69%
Impact of excluding amortization of intangible assets	(0.43)	(0.50)		(0.46)	(0.51)
Tangible efficiency ratio	44.47%	70.55%		57.48%	69.18%
Other Information (End of Period)
Assets under administration
Managed (discretionary) assets	$100,664	$96,697	4%
Non-managed assets	44,668	47,272	(6)
Total assets under administration	145,332	143,969	1
Brokerage assets	39,102	34,159	14
Corporate trust assets	12,453	9,622	29
Total assets under advisement	$196,887	$187,750	5

1 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.